UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	August 16, 2006

Pennichuck Corporation
(Exact Name of Registrant as Specified in Its Charter)

New Hampshire
(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370
(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with New Executive Officer

On August 16, 2006, the Board of Directors of Pennichuck Corporation (the "Company") appointed Duane C. Montopoli to serve as the Company's President and Chief Executive Officer and as a Director, as discussed below. Mr. Montopoli commenced his employment with the Company on August 21, 2006 (the “Commencement Date”) for a two year initial term, which may be renewed at each anniversary date for an additional year. The other material terms of his employment are described below.

Salary and Bonus. Mr. Montopoli will be paid an annual salary of $250,000 per year. Mr. Montopoli is eligible for a bonus up to 40% of his base salary, based on the Company’s financial performance and other goals set by the Company.

Stock Option Grants. Mr. Montopoli was granted a non-qualified stock option to purchase 40,000 shares of common stock on the Commencement Date at an exercise price of $19.00, being equal to the closing price of Company common stock as reported by Nasdaq on August 18, 2006, the trading day immediately prior to the Commencement Date. The grant vests in three equal annual increments, with the first vesting date on December 31, 2006. The Company and Mr. Montopoli have also agreed in principle that under certain circumstances the Company shall grant to Mr. Montopoli an additional stock option to purchase 30,000 shares of common stock following a resolution of the eminent domain proceeding against the Company's Pennichuck Water Works, Inc. subsidiary by the City of Nashua, New Hampshire that is now pending before the New Hampshire Public Utility Commission. The terms of that stock option grant are to be mutually agreeable to the Company and Mr. Montopoli. Mr. Montopoli may also be entitled to receive annual awards of stock options at the discretion of the Board of Directors.

Separation Benefits. In the event Mr. Montopoli’s employment is terminated or his employment not renewed by the Company without cause, Mr. Montopoli will be entitled to a lump sum payment of his salary and continuation of premium benefits for the longer of the remainder of the term of his employment agreement or 12 months. In the event of termination by the Company without cause or by Mr. Montopoli for good reason in connection with a change of control, Mr. Montopoli will be entitled to a lump sum payment of two years base salary plus his target bonus and continuation of benefits, and all of his unvested options as of the date of termination will become exercisable.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of

Principal Officers

On August 16, 2006, the Company’s Board of Directors appointed Duane C. Montopoli to the position of President, Chief Executive Officer and Director, effective August 21, 2006, replacing as President and CEO Hannah M. McCarthy, who announced her resignation as interim President and CEO on August 11, 2006.

Since January, 2005, Mr. Montopoli has been providing advisory consulting services. From 2002 to 2004, he served as President and Chief Executive Officer of Hitchiner Manufacturing Co., Inc., a Milford, New Hampshire based manufacturer of ferrous investment cast metal parts and assemblies. From 2000 to 2001, Mr. Montopoli was the Chief Operating Officer of NetMediaVC, LLC, a New York, NY based company established to provide advertising media to early-stage companies. From 1998 to 2001, Mr. Montopoli was first President and Chief Executive Officer and later served as non-executive Chairman of the Board of Directors and a consultant to the company for Medical Resources, Inc. of Hackensack, New Jersey, a Nasdaq-listed provider of outpatient diagnostic imaging

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services. Previously, Mr. Montopoli was president and chief executive officer from 1986 to 1998 of Chemfab Corporation of Merrimack, New Hampshire, a NYSE-listed manufacturer of polymer-based engineered products.

Mr. Montopoli is a member of the board of directors for Southworth International Group, Inc. and Eastern ATM, Inc. He has a B.B.A. from the University of Cincinnati and an MBA from Golden Gate University in San Francisco, CA and is a graduate of the Advanced Management Program at Harvard Business School.

A copy of the Company’s August 18, 2006 press release announcing Mr. Montopoli’s appointment is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release issued by the Company on August 18, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: August 22, 2006	By: /s/ William D. Patterson
By: William D. Patterson
Title: Senior Vice President

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